UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 January 31, 2006

SIBLING ENTERTAINMENT GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-60958	13-3963541
Commission File Number)	(IRS Employer Identification No.)

511 West 25th Street Suite 503 New York, New York 10001	(212) 414-9600
(Address of Principal Executive Offices)	(Telephone Number including Area Code)

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Amici Ventures, Inc.

(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Since our last 10-K filing on November 18, 2005, through the filing date of this report, we sold 120,000 units (each unit consists of four shares and one warrant) at a price of $1.00 per unit or $120,000 in the aggregate, or 480,000 shares in the aggregate to four accredited investors. These units were sold pursuant to our “Series A” private placement of up to 1,500,000 units, or 6 million shares for an aggregate offering price of $1,500,000. One warrant is required for the purchase of one additional share at a price of $0.50 per share. Accordingly, these four investors may acquire up to an additional 480,000 shares. Pursuant to our “Series A” private placement, the Company has sold 877,500 units in the aggregate, or $877,500 in the aggregate, or 3,510,000 shares in the aggregate. This offering expired on December 31, 2005.

In addition, we entered into an agreement with Moneta Capital Advisors Inc., on November 4, 2005, to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies in exchange for restricted Common Stock in the aggregate of 100,000 shares. The issued shares cover the contractual period November 1, 2005 to October 31, 2006. The expenses were recorded as compensation for services at the fair market value on the dates of issuance at the price of $0.25 per share, or $25,000 in the aggregate for the contract dated November 4, 2005 for the period of November 1, 2005 to October 31, 2006. In addition, Moneta Capital Advisors, Inc. received 200,000 warrants entitling them to acquire 200,000 shares at the price of $0.50 per share for a period of five (5) years.

In addition, since our last 10-K filing on November 18, 2005, through the filing date of this report, we sold 65,000 units (each unit consists of four shares and two warrants) at a price of $1.00 per unit or $65,000 in the aggregate, or 260,000 shares in the aggregate to one accredited investor. These units were sold pursuant to our “Series C” private placement of up to 565,000 units, or 2,260,000 million shares for an aggregate offering price of $565,000. The “Series C-1” warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $0.50 per share for a period of three (3) years commencing on the closing date. Accordingly, this investor may acquire up to an additional 65,000 shares. The total raised under our “Series C” private placement represents 65,000 shares, or $65,000 in the aggregate. This offering was terminated on January 25, 2006.

In addition, since our last 10-K filing on November 18, 2005, through the filing date of this report, we sold 230,000 units (each unit consists of four shares and four warrants, two “Series D-1” warrants and two “Series D-2” warrants) at a price of $1.10 per unit or $253,000 in the aggregate, or 920,000 shares in the aggregate to one accredited investor. These units were sold pursuant to our “Series D” private placement of up to 500,000 units, or 2 million shares for an aggregate offering price of $550,000. The “Series D-1” warrants entitle the holder thereof to purchase one share of the Company’s common stock at a price of $0.55 per share for a period of five (5) years commencing on the closing date. The “Series D-2” warrants entitle the holder thereof to purchase one share of the Company’s common stock at a price of $0.75 per share for a period of five (5) years commencing on the closing date. Accordingly, this investor may acquire up to an additional 920,000 shares. The total raised under our “Series D” private placement represents 920,000 shares, or $253,000 in the aggregate.

We believe that the offer and sale of the foregoing units were exempt from the registration requirements of the Securities Act of 1933 by virtue of Sections 4(2) and 4(6) thereof and Regulation D as promulgated thereunder. The securities were offered and sold only to persons believed by us to be, and who represented to us in writing that they are, accredited investors as defined in Regulation D.

At the time of this filing, a total of 25,440,000 shares (inclusive of all the shares which are the subject of this report) are issued and outstanding.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

-NONE-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICI VENTURES, INC.

Dated: February 2, 2006	By:	/s/ James S. Cardwell
James Cardwell, Chief Financial Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
NONE